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                                                                    EXHIBIT 99.1

                    Aurora Foods Completes Share Distribution
                Under March 2001 Shareholder-Settlement Agreement

ST. LOUIS - SEPTEMBER 6, 2002 - Aurora Foods Inc. (NYSE: AOR), a producer and marketer of leading food brands, today announced that it has made the final distribution of common stock to members of the shareholder class under the terms of the March 2001 shareholder-settlement agreement. As stipulated in the agreement, this distribution took place after Gilardi & Co., the third-party claims administrator appointed by the court, completed the claims processing and determined the final members of the settlement class.

     The Company distributed approximately 5.3 million shares of common stock to members of the settlement class on September 6, 2002, as settlement for the remaining $7.5 million portion of the common stock component of the settlement. The distribution was made using treasury shares received in 2001 from former management and through the issuance of an additional 2.7 million common shares.

     Under terms of the settlement agreement, the common stock component of the total shareholder settlement was $10.0 million. The distribution follows a May 2001 distribution of 465,342 shares, equivalent to $2.5 million, and finalizes the Company's obligations under the shareholder-settlement agreement. Individual questions regarding the share distribution should be directed to the claims administrator, Gilardi & Co. at (415) 461-0410.

About Aurora Foods

     Aurora Foods Inc., based in St. Louis, is a producer and marketer of leading food brands including Duncan Hines(R) baking mixes; Log Cabin(R) and Mrs. Butterworth's(R) syrups; Lender's(R) bagels; Van de Kamp's(R) and Mrs. Paul's(R) frozen seafood; Aunt Jemima(R) frozen breakfast products; Celeste(R) frozen pizza and Chef's Choice(R) skillet meals. More information about
Aurora Foods Inc. may be found on the corporate Website at www.aurorafoods.com.

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CAUTIONARY NOTE: Statements contained in this press release that are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements contained in this release, and which may affect the company's prospects in general. For a summary of such risks and uncertainties, see the company's periodic reports and other filings with the Securities and Exchange Commission.

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